Sub-Item 77O
Rule 10f-3 Transactions

THE DREYFUS/LAUREL FUNDS, INC.
DREYFUS PREMIER LIMITED TERM INCOME FUND

On May 20, 2004, The Dreyfus/Laurel Funds, Inc. – Dreyfus Premier Limited Term Income Fund (the “Fund”) purchased, slightly below par value, $150,000 in corporate bonds of Credit Suisse First Boston USA/4.7%/Maturity 06-01-2009 – CUSIP # 22541LAN3 (the “Bonds”). The Bonds were purchased from Credit Suisse First Boston Corp. (“Credit Suisse”), a member of the underwriting syndicate offering the Bonds, from their own account. Mellon Financial Markets, LLC, an affiliate of the Fund, was a member of the syndicate but received no benefit in connection with the transaction. Credit Suisse received an underwriting spread of 0.88% per Bond. None of the other members received any economic benefit. The following is a list of the syndicate’s members:

Banc of America Securities LLC
BNP Paribas Securities Corp
BNY Capital Markets, Inc.
Comerica Securities, Inc.
Credit Suisse
Danske Markets Inc.
HSBC Securities (USA) Inc.
J.P. Morgan Securities Inc.
Keybank Capital Markets
Mellon Financial Markets, LLC
Wells Fargo Brokerage Services, LLC
Trilon International Inc.
The Williams Capital Group, LP

Accompanying this statement are materials presented to the Board of Directors of The Dreyfus/Laurel Funds, Inc. – Dreyfus Premier Limited Term Income Fund, which ratified the purchase at the Fund’s Board meeting held on February 2, 2006.

FRM 101-21
EXHIBIT C

PRE-PURCHASE APPROVAL FORM
PURCHASE OF SECURITIES UNDERWRITTEN BY AN AFFILIATE
To be used for compliance with Rule 10f-3 and/or Rule 23B

Note: Refer to Page 3 of the policy if the investment unit will purchase more than 5% of the overall principal of this issue.

1.	Account/Fund Name: Premier Limited Term Income Fund

2.	Anticipated Purchase Date: 05/20/04

3.	Total Net Assets of Account/Fund: $62,817,468.13

4.	Type and Description of Security to be Purchased: Corporate Bond/CSFB USA/4.7/ Maturity 6/01/2009

5.	Credit Rating of Security (Rating/Rating Agency): Aa3/Moody’s A+/S&P

6.	Name of Underwriting Syndicate Dealer Effecting Transaction: Credit Suisse First Boston Corp

7.	Name of Affiliated Underwriter in Underwriting Syndicate: Mellon Financial Markets

8.	Issue Size: $1,350,000,000

9.	CUSIP: 22541LAN3

10.	Amount Purchased by Account/Fund: $150,000

11.	Percentage of Principal Amount of Offering Purchased by Account/Fund: .00%

12.	Amount Purchased as a Percentage of Account/Fund Assets: .00%

13.	Purchase Price of Securities (if at par, so state): $99.774

14.	Commission/Spread Received by Principal Underwriters: .88%

REPRESENTATIONS (Must be Confirmed Or Trade Can Not Be Made)

This transaction complies with all applicable provisions of the Policy for Fiduciary Account Purchases Of Securities Underwritten By An Affiliate.

This purchase will not be designated as a “group sale” or otherwise allocated to the affiliated underwriter’s account and the purchase of these securities will not benefit a direct or indirect affiliated entity of Mellon.

The decision to enter into this transaction is based solely on the best interests of the account/fund and not upon the interests of any Mellon affiliate or any other party, including, without limitation, another party to the transaction.

This purchase is made per a firm commitment.

I have inquired about any commission, spread or profit received or to be received by any Mellon affiliate in connection with this transaction, and, based upon the answers to my inquiries and my knowledge of relevant markets, I believe such commission, spread or profit to be reasonable and fair compared to the commissions, spreads, or profit received by similarly situated persons in connection with comparable transactions between unaffiliated parties.

If these securities are part of an issue registered under the Securities Act of 1933, as amended, that will be offered to the public, or will be purchased pursuant to an eligible foreign or Rule 144 offering, the issuer of the securities will be in continuous operation for not less than three years, including the operations of any predecessors.

The Securities will be purchased prior to the end of the first day of which any sales are made, at a price that will not be more than the price paid by each other purchaser of the securities in that offering of any concurrent offering of the securities. If the securities are offered for subscription upon exercise of rights, the securities will be purchased on or before the fourth day preceding the day on which the rights offering terminated.

/s/ Christopher M. Pellegrino	05/20/04	/s/ Kristie A. Kraeuter	05/20/04
Portfolio Manager	Date/Time	CIO/Designate	Date/Time

cc:	Regina D. Stover, Risk Management (151-0960)
Michael Rosenberg for Dreyfus Funds Only

D/LFI – Dreyfus Premier Limited Term Income Fund

PROPOSED RESOLUTION

RESOLVED, that the transaction engaged in by the Fund, pursuant to Rule 10f-3 under the Investment Company Act of 1940, as amended, hereby is ratified and approved.